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Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

- Acquired Avista Pharma Solutions, broadening capabilities, enhancing revenue growth and expanding customer base -

- Reaffirms full year financial guidance -

- Conference call at 8:30 a.m. ET on May 2, 2019 -

East Rutherford, NJ – May 2, 2019 – Cambrex Corporation (NYSE: CBM), the leading small molecule company providing drug substance, drug product and analytical services across the entire drug lifecycle, reports results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

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Completed the acquisition of Avista Pharma Solutions (“Avista”), an early clinical phase contract development, manufacturing and testing organization, for approximately $252 million in total cash consideration.  This transaction closed on January 2, 2019.

-	Net revenue was $159.5 million, an increase of 13% compared to the same quarter last year. Excluding the impact of currency, net revenue increased 17%.
-

Income from continuing operations was $10.5 million and Diluted EPS was $0.31 per share compared to $24.2 million and $0.72 per share, respectively, for the same quarter last year.  Adjusted Income from continuing operations and Diluted EPS were $20.2 million and $0.60 per share compared to $25.8 million and $0.77 per share, respectively, for the same quarter last year (see table at the end of this press release).

-	Adjusted EBITDA was $41.1 million compared to $37.9 million in the same quarter last year (see table at the end of this press release).
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Net debt excluding lease obligations was $430.0 million at the end of the quarter compared to $204.1 million at December 31, 2018. The change during the quarter was primarily the result of acquiring Avista and related expenses, positively offset by $28.7 million of Free cash flow.  The Company entered into an $800 million amended credit facility in January of 2019 in connection with the Avista acquisition.

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The Company continues to expect full year 2019 Net revenue, which excludes the impact of foreign currency, to be between 21% and 25% higher than 2018 Net revenue.  Adjusted EBITDA is still expected to be between $150 and $160 million (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

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“The first quarter was a very productive quarter for Cambrex.  Our financial performance was in line with our full year expectations, and we saw many examples of the synergies we anticipated when we acquired Halo and Avista.  While there is still much work to be done, we took significant steps towards realizing our vision of building the leading fully integrated global small molecule CDMO.  As our commercial team gains experience selling all of our services, and awareness of the full scope of our offering grows with existing and prospective customers, we expect the synergies to become more and more significant moving forward,” commented Steven M. Klosk, President and Chief Executive Officer.

“We continue to invest in our facilities to ensure we have world class capabilities that position us to take advantage of ongoing positive CDMO market trends.  During the quarter, we announced several new investments in our business including expanded cGMP liquid filling capacity at our Mirabel, Quebec facility, and expanded laboratories to facilitate increased generic API development capabilities at our site outside of Milan, Italy.  In April, we completed construction of a new production area to manufacture highly potent drug substances at our Charles City, Iowa facility, and expect to begin production during the second quarter of 2019.”

Basis of Reporting

The Company has provided a reconciliation of GAAP to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Cambrex management believes that the adjustments provide useful information to investors due to the magnitude and nature of certain amounts recorded under GAAP.

As a result of the recent Halo and Avista acquisitions and consistent with how the business is managed, the Company has three reportable segments, Drug Substance (“DS”), which includes the legacy Cambrex API business excluding the High Point, North Carolina facility, Drug Product (“DP”), which includes the former Halo business, and Early Stage Development and Testing (“ESDT”), which includes the former Avista business in addition to the High Point facility.

First Quarter 2019 Operating Results – Consolidated, Continuing Operations

Net revenue was $159.5 million, an increase of $18.4 million, or 13%, from $141.1 million in the same quarter last year. Results include a 4% unfavorable impact of foreign exchange compared to the first quarter of 2018. Net revenue during the first quarter of 2019 includes the acquisitions of Halo and Avista. Compared to the same quarter last year, the Drug Substance segment revenues declined due to lower volumes.

Gross margin was 34% for the first quarter of 2019 compared to 36% in the same quarter last year.

Operating profit was $20.3 million for the first quarter of 2019 compared to $30.4 million in the same quarter last year. Operating profit for 2019 includes a $4.2 million increase in amortization expense for purchased intangibles and $6.1 million in acquisition and integration expenses. Adjusted EBITDA was $41.1 million compared to $37.9 million in the same quarter last year (see table at the end of this press release).

Income tax expense was $3.5 million resulting in an effective tax rate of 25% compared to $5.8 million and an effective tax rate of 19% in the same quarter last year. Income tax expense for the first quarter of 2018 would have been approximately 20% excluding the immediate recognition of certain effects of share-based compensation. The increase in the tax rate for 2019 as compared to 2018 is primarily due to higher state taxes as a result of state tax reform and the Company’s expanded state tax presence due to recent acquisitions, as well as the geographic mix of income.

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Income from continuing operations was $10.5 million, or $0.31 per diluted share, compared to $24.2 million, or $0.72 per diluted share, in the same quarter last year.

Adjusted Income from continuing operations was $20.2 million, or $0.60 per share, compared to $25.8 million, or $0.77 per share, in the same quarter last year.

Capital expenditures were $19.2 million and depreciation and amortization was $14.7 million compared to $23.8 million and $7.5 million, respectively, in the same quarter last year.

Net debt was $430.0 million at the end of the quarter compared to $204.1 million at December 31, 2018. The change during the quarter was primarily the result of acquiring Avista and related transaction and integration expenses, positively offset by $28.7 million of Free cash flow.

First Quarter 2019 Operating Results – Drug Substance (“DS”) segment

Net revenue was $112.1 million compared to $136.6 in the same quarter last year, an 18% decrease. This includes a 4% unfavorable impact of foreign exchange compared to the first quarter of 2018.  The decrease was due to lower volumes of certain branded APIs, primarily from Cambrex’s largest product, partially offset by higher sales of clinical phase products and generic APIs.

Gross profit in the first quarter of 2019 was $43.4 million compared to $50.0 million in the same quarter last year.  Gross margin increased to 39% from 37% in the same quarter last year. The increase in margin was primarily driven by a favorable impact from foreign currency, favorable product mix related to generic APIs and lower inventory charges due to batch failures in 2018 partially offset by lower production volumes.

Selling, general and administrative (“SG&A”) expenses were $9.4 million in the first quarter of 2019 compared to $11.5 million in the same quarter last year.  The decrease was mainly due to lower consulting costs associated with a 2018 operational excellence initiative and the impact of foreign currency.

Operating profit was $31.2 million compared to $35.4 million in the first quarter of 2018. The decrease was due to lower gross profit partially offset by lower operating expenses as described above.

First Quarter 2019 Operating Results – Drug Product (“DP”) segment

Net revenue in the first quarter of 2019 was $24.5 million.  The former Halo business that comprises what is now the DP segment was acquired in September of 2018.

Gross profit was $6.0 million and gross margin was 25% in the first quarter of 2019.

SG&A expenses were $6.2 million in the first quarter of 2019, which includes amortization of purchased intangibles of $3.0 million.

Operating loss was $0.3 million in the first quarter of 2019 which includes amortization of purchased intangibles of $3.0 million.

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First Quarter 2019 Operating Results – Early Stage Development and Testing (“ESDT”) segment

The Company’s Cambrex High Point (“CHP”) facility is included in the ESDT segment for both periods presented.  The former Avista businesses that comprise the majority of what is now the ESDT segment were acquired in January of 2019.  The 2018 results for this segment include only the High Point facility, formerly part of Cambrex’s legacy API business.

Net revenue in the first quarter of 2019 was $22.9 million compared to $4.5 million in the same quarter last year. The increase is due to the acquisition of Avista and a 31% increase in CHP’s first quarter 2019 revenue.

Gross profit was $5.5 million in the first quarter of 2019 compared to $0.9 million in the same quarter last year. Gross margin was 24% in the first quarter of 2019 compared to 20% in the same period last year.

SG&A expenses were $6.5 million in the first quarter of 2019, which includes amortization of purchased intangibles of $1.4 million.

Operating loss was $2.5 million in the first quarter of 2019, which includes $1.2 million in integration expenses and $1.4 million of amortization of purchased intangible assets. Operating loss for the first quarter of 2018 was $0.4 million.

First Quarter 2019 Operating Results – Corporate Headquarters

SG&A expenses were $2.9 million in the first quarter of 2019 compared to $4.0 million in the same quarter last year. The decrease is primarily the result of lower due diligence costs related to mergers and acquisition activities.

Consolidated acquisition and integration expenses were $6.1 million for the first quarter of 2019, of which $4.9 million is reflected in the Corporate Headquarters cost center and $1.2 million is reflected in the ESDT segment.  There were no acquisition and integration expenses during the first quarter of 2018.

Operating loss at Corporate in the first quarter of 2019 was $8.1 million compared to $4.6 million in the same quarter last year.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2019 financial performance versus its expectations from the previous quarter. The expectations in the table below reflect expected results from the business including the recent acquisitions of Halo and Avista. All expectations for 2019, including growth relative to 2018, are based on actual and expected ASC 606 results for both years.

	Expectations	Previous Expectations
Net revenue growth	21% - 25%	Same
Adjusted EBITDA	$150 - $160 million	Same
Adjusted income from continuing operations per share	$1.95 - $2.17	$1.87 - $2.09
Free cash flow	$60 - $70 million	Same
Capital expenditures	$60 - $70 million	Same
Depreciation	$42 - $46 million	$46 - $50 million
Amortization	$18 - $20 million	Same
Adjusted effective tax rate	25% - 27%	Same

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Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential future acquisitions and related transaction and integration expenses, including expenses related to the recent acquisitions of Halo Pharma and Avista Pharma Solutions, divestitures, restructuring activities, certain tax items discussed below, and the impact of foreign currency on Net revenue.

EBITDA, Adjusted EBITDA and Adjusted Income from continuing operations per share for 2019 will be computed on a basis consistent with the reconciliation of the current quarter financial results in the tables at the end of this press release.  Free cash flow is defined as the change in debt (excluding lease obligations, M&A and integration expenses), net of cash during the year.  Adjusted effective tax rate excludes the immediate recognition of certain benefits of share-based compensation and certain other items adjusted for in the non-GAAP reconciliation tables at the end of this release.

The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax laws or rates within the countries in which the Company operates and the effects of certain share-based payments.

Cambrex expects M&A and related integration expenses for 2019 to be between $9 and $11 million.  These amounts are excluded from the guidance for consolidated Adjusted EBITDA, Adjusted income from continuing operations per share and Free cash flow included above.  These expenses include approximately $3.8 million of transaction and $2.3 million of integration expenses incurred in conjunction with the acquisition of Avista in early January and expected on-going integration expenses across most functional areas for the remainder of 2019. This estimate also includes certain anticipated expenses related to IT systems, but does not include costs to upgrade the two newly acquired businesses to Cambrex’s ERP software, which are planned to occur over the course of 2019 and 2020.

Expectations above include preliminary estimates for Depreciation and Amortization expense associated with purchase accounting for the Avista acquisition.  Cambrex expects to finalize the purchase accounting for Avista during the second quarter of 2019.  As a result, expected Depreciation and Amortization expense and its impact on expected Adjusted income from continuing operations per share in the table above could change when purchase accounting is finalized.

Refer to the tables at the end of this press release which include items typically adjusted to arrive at the Company’s non-GAAP results.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s Form 10-Q for first quarter 2019 is filed with the Securities and Exchange Commission (“SEC”).

Conference Call and Webcast

A conference call to discuss the Company’s first quarter 2019 results will begin at 8:30 a.m. Eastern Time on May 2, 2019 and can be accessed by calling 1-800-682-0995 for domestic and +1-334-323-0522 for international.  Please use the passcode 2251796 and call approximately 10 minutes prior to the start time.  A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through May 9, 2019 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 2251796 to access the replay.

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About Cambrex

Cambrex is the leading small molecule company that provides drug substance, drug product and analytical services across the entire drug lifecycle. The company provides customers with an end-to-end partnership for the research, development and manufacture of small molecule therapeutics. With over 35 years’ experience and a growing team of over 2,000 experts servicing global clients from sites in North America and Europe, Cambrex is a trusted partner in branded and generic markets for API and dosage form development and manufacturing.

Cambrex offers a range of specialist drug substance technologies and capabilities including biocatalysis, continuous flow, controlled substances, solid state science, material characterization and highly potent APIs. In addition, Cambrex can support conventional dosage forms including oral solids, semi-solids and liquids and has the expertise to manufacture specialist dosage forms such as modified-release, fixed dose combination, pediatric, bi-layer tablets, stick packs, topicals, controlled substances, sterile and non-sterile ointments.

For more information, please visit www.cambrex.com

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document.  These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2018, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, customer and product concentration, the Company’s ability to secure new customer contracts and renew existing contracts on favorable terms, significant declines in sales of products to our customers, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), the possibility that the benefits from the acquisitions of Halo Pharma and Avista Pharma Solutions may not be as anticipated, the ability to successfully integrate acquisitions, tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing and/or volume of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

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For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the Forward-Looking Statement and Risk Factors sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place undue reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings.  The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted Income from continuing operations are non-GAAP financial measures (“non-GAAP financial measures”). Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies.

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted Income from continuing operations are calculated in a manner consistent with that shown in the table at the end of this press release.

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted Income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as Operating profit or Net income, and should not be considered a measure of Cambrex’s liquidity.

Cambrex uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends.  Cambrex also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

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CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended March 31, 2019 and 2018
(in thousands, except per share data)

	2019		2018
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue
Gross Sales	$158,220		$139,130
Commissions, Allowances and Rebates	287		209
Net Sales	157,933		138,921
Other Revenues, Net	1,523		2,176
Net Revenue	159,456		141,097
Cost of Goods Sold	104,573	65.6%	90,242	64.0%
Gross Profit	54,883	34.4%	50,855	36.0%
Operating Expenses:
Selling, General and Administrative Expenses	25,041	15.7%	16,855	11.9%
Research and Development Expenses	3,462	2.2%	3,619	2.6%
Acquisition and Integration Expenses	6,056	3.8%	-	0.0%
Total Operating Expenses	34,559	21.7%	20,474	14.5%
Operating Profit	20,324	12.7%	30,381	21.5%
Other Expenses:
Interest Expense, Net	5,624		82
Unrealized Loss on Investment in Equity Securities	569		-
Other Expenses, Net	72		264
Income Before Income Taxes	14,059	8.8%	30,035	21.3%
Provision for Income Taxes	3,532		5,786
Income from Continuing Operations	$10,527	6.6%	$24,249	17.2%
Loss from Discontinued Operations, Net of Tax	(118)		(191)
Net Income	$10,409	6.5%	$24,058	17.1%
Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.31		$0.74
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.01)
Net Income	$0.31		$0.73
Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.31		$0.72
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.00)
Net Income	$0.31		$0.72
Weighted Average Shares Outstanding
Basic	33,632		32,894
Diluted	33,751		33,621

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CAMBREX CORPORATION
Segment Profit and Loss
For the Quarters Ended March 31, 2019 and 2018
(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net Revenue by Segment
Drug Substance	$112,060	$136,607
Drug Product	24,484	-
Early Stage Development & Testing	22,912	4,490
Total Reported Net Revenue	159,456	141,097

Operating Profit/(Loss) by Segment
Drug Substance	31,181	35,365
Drug Product	(250)	-
Early Stage Development & Testing	(2,517)	(399)
Total Segment Operating Profit	28,414	34,966

Corporate Operating Loss	(8,090)	(4,585)

Total Reported Operating Profit	$20,324	$30,381

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CAMBREX CORPORATION
Consolidated Balance Sheets
As of March 31, 2019 and December 31, 2018
(in thousands)

	March 31,	December 31,
Assets	2019	2018
Cash and Cash Equivalents	$67,539	$95,852
Trade Receivables, Net	79,098	146,330
Contract Assets	76,069	33,490
Other Receivables	10,957	5,198
Inventories, Net	119,530	111,062
Prepaid Expenses and Other Current Assets	19,832	18,160
Total Current Assets	373,025	410,092

Property, Plant and Equipment, Net	398,774	360,528
Right of Use Assets	37,260	-
Goodwill	407,512	261,095
Intangible Assets, Net	256,504	187,205
Other Non-Current Assets	5,736	3,099
Deferred Income Taxes	9,979	1,409

Total Assets	$1,488,790	$1,223,428

Liabilities and Stockholders' Equity
Accounts Payable	$50,717	$47,012
Contract Liabilities, Current	15,227	11,713
Taxes Payable	4,450	1,651
Operating Lease Liabilities, Current	2,709	-
Current Portion of Long-Term Debt	10,000	-
Accrued Expenses and Other Current Liabilities	42,750	44,036
Total Current Liabilities	125,853	104,412

Contract Liabilities, Non-Current	43,052	42,701
Long-Term Debt	487,500	300,000
Deferred Income Taxes	72,971	57,276
Operating Lease Liabilities, Non-Current	34,658	-
Accrued Pension Benefits	41,373	42,218
Other Non-Current Liabilities	24,056	23,094

Total Liabilities	$829,463	$569,701

Stockholders’ Equity	$659,327	$653,727

Total Liabilities and Stockholders’ Equity	$1,488,790	$1,223,428

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CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Three Months Ended March 31, 2019 and 2018
(in thousands)

	First Quarter 2019	First Quarter 2018

Operating Profit	$20,324	$30,381
Depreciation and Amortization	14,702	7,517
EBITDA	35,026	37,898
Acquisition and Integration Expenses	6,056	-
Adjusted EBITDA	$41,082	$37,898

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters Ended March 31, 2019 and 2018
(in thousands)

	First Quarter 2019		First Quarter 2018
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$10,527	$0.31	$24,249	$0.72

Stock-Based Compensation	1,659	0.05	1,650	0.05
Stock-Based Compensation Tax 1.	(459)	(0.01)	(465)	(0.01)
Amortization of Purchased Intangibles	4,730	0.14	513	0.02
Amortization of Purchased Intangibles, Tax	(1,299)	(0.04)	(115)	(0.00)
Acquisition and Integration Expenses	6,056	0.18	-	-
Acquisition and Integration Expenses, Tax	(1,421)	(0.04)	-	-
Unrealized Loss on Investment in Equity Securities	569	0.02	-	-
Unrealized Loss on Investment in Equity Securities, Tax	(115)	(0.00)	-	-
Adjusted Income from Continuing Operations 2.	$20,247	$0.60	$25,832	$0.77

1.   Amount represents the tax effect for non-cash stock-based compensation expense and the immediate recognition of certain effects of share-based payments.

2.   Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter. The sum of the line items may not equal due to rounding.

Note: The amounts shown above represent the Company's best estimate for income tax effects on individual reconciling items.

Contact:	Gregory Sargen
Executive Vice President & CFO
Tel: +201.804.3055
Email: gregory.sargen@cambrex.com

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